Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of ST Energy Transition I Ltd. (the “Company”) on Form S-1, of our report dated July 14, 2021, except for the second paragraph of Note 9 as to which the date is November 12, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of ST Energy Transition I Ltd as of April 9, 2021 (inception) through May 17, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 12, 2021